Exhibit 4.4

Execution Version

FIRST SUPPLEMENTAL INDENTURE, dated as of September 29, 2010 (this “First Supplemental Indenture”), between INTELSAT CORPORATION, a Delaware corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of January 16, 1998 (the “Indenture”), pursuant to which the Company issued $125,000,000 aggregate principal amount of its 6 7/8% Senior Secured Debentures Due 2028 (the “Notes”);

WHEREAS, the Board of Directors of the Company has authorized the proposed amendments to the Indenture contemplated by this First Supplemental Indenture (the “Proposed Amendments”);

WHEREAS, Section 902 of the Indenture provides, inter alia, that in certain circumstances the Company and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes;

WHEREAS, the Company has distributed an Offer to Purchase and Consent Solicitation Statement, dated September 16, 2010 (the “Statement”), and accompanying Consent and Letter of Transmittal to the Holders of the Notes in connection with the Proposed Amendments as described in the Statement;

WHEREAS, the Holders of not less than a majority in aggregate principal amount of the Notes outstanding have approved the Proposed Amendments to the provisions of the Indenture and the Notes;

WHEREAS, the execution and delivery of this instrument has been duly authorized and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;

WHEREAS, the Indenture provides that in connection with this First Supplemental Indenture, the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, and such Officers’ Certificate and Opinion of Counsel have been delivered to the Trustee on the date hereof; and

WHEREAS, pursuant to Sections 902 and 903 of the Indenture, the Company, the Guarantors and the Trustee are authorized to execute and deliver this First Supplemental Indenture;

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it is mutually covenanted and agreed, for the equal proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1 AMENDMENTS TO ARTICLE ONE—DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01. Section 101 of the Indenture is hereby amended by deleting the following definitions: “Attributable Debt,” “Consolidated Net Tangible Assets,” “lien,” “Principal Property,” “Restricted Subsidiary,” “Subsidiary,” and “Voting Stock.”

Section 1.02. Section 101 of the Indenture is hereby amended by inserting the following paragraph after the definition of “Outstanding” thereof:

“Parent” means, with respect to any Person, any other Person of which such Person is a direct or indirect Subsidiary.

Section 1.03. To the extent not expressly deleted pursuant to the amendments set forth under this Article 1, (a) any definitions used exclusively in the provisions of the Indenture deleted pursuant to the amendments set forth under this First Supplemental Indenture are hereby deleted in their entirety from the Indenture and the Notes and (b) all references made to a definition deleted from the Indenture pursuant to this Article 1 are hereby deleted in their entirety under this Article 1.

ARTICLE 2 AMENDMENTS TO ARTICLE FOUR—SATISFACTION AND DISCHARGE

Section 2.01. Section 403(g) of the Indenture is hereby deleted and amended to read in its entirety as set forth below:

(g) [Intentionally omitted].

Section 2.02. Section 403(h) of the Indenture is hereby deleted and amended to read in its entirety as set forth below:

(h) [Intentionally omitted].

ARTICLE 3 AMENDMENTS TO ARTICLE FIVE—REMEDIES

Section 3.01. Section 501(5) of the Indenture is hereby deleted and amended to read in its entirety as set forth below:

(5) [Intentionally omitted].

Section 3.02. Section 501(6) of the Indenture is hereby deleted and amended to read in its entirety as set forth below:

(6) [Intentionally omitted].

Section 3.03. Section 501(7) of the Indenture is hereby deleted and amended to read in its entirety as set forth below:

(7) [Intentionally omitted].

Section 3.04. Section 501(8) of the Indenture is hereby deleted and amended to read in its entirety as set forth below:

(8) [Intentionally omitted].

ARTICLE 4 AMENDMENTS TO ARTICLE SIX—THE TRUSTEE

Section 4.01. Section 607 of the Indenture is hereby amended by deleting the phrase “an Event of Default under Section 501(6) or Section 501(7) hereof” in the third paragraph thereof and replacing it with the phrase “a voluntary or involuntary case commenced against the Company under any bankruptcy law”.

ARTICLE 5 AMENDMENTS TO ARTICLE SEVEN—HOLDERS’ LISTS AND REPORTS BY TRUSTEE AND COMPANY

Section 5.01. Section 704 of the Indenture is hereby amended by inserting the following paragraphs after the last paragraph thereof:

Notwithstanding the foregoing, the Company will be deemed to have furnished the information, documents or reports required by the preceding paragraph to the Trustee and the Holders if it or another Parent of the Company has filed (or, in the case of a Form 8-K or Form 6-K, furnished) such information, documents or reports with the Commission via the EDGAR filing system and such reports are publicly available.

If any Parent of the Company is or becomes a guarantor or co-obligor of the Securities, the Company may satisfy its obligations under this Section 704 with respect to financial information relating to the Company by furnishing financial information relating to such Parent.

ARTICLE 6 AMENDMENTS TO ARTICLE EIGHT—CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

Section 6.01. Section 801 of the Indenture is hereby deleted and amended to read in its entirety as set forth below:

SECTION 801. [Intentionally omitted].

Section 6.02. Section 802 of the Indenture is hereby amended by deleting the phrase “in accordance with Section 801” in the first sentence thereof.

ARTICLE 7 AMENDMENTS TO ARTICLE TEN—COVENANTS

Section 7.01. Section 1004 of the Indenture is hereby deleted and amended to read in its entirety as set forth below:

SECTION 1004. [Intentionally omitted].

Section 7.02. Section 1005 of the Indenture is hereby deleted and amended to read in its entirety as set forth below:

SECTION 1005. [Intentionally omitted].

Section 7.03. Section 1006 of the Indenture is hereby deleted and amended to read in its entirety as set forth below:

SECTION 1006. [Intentionally omitted].

Section 7.04. Section 1007 of the Indenture is hereby deleted and amended to read in its entirety as set forth below:

SECTION 1007. [Intentionally omitted].

Section 7.05. Section 1008 of the Indenture is hereby deleted and amended to read in its entirety as set forth below:

SECTION 1008. [Intentionally omitted].

Section 7.06. Section 1009 of the Indenture is hereby deleted and amended to read in its entirety as set forth below:

SECTION 1009. [Intentionally omitted].

Section 7.07. Section 1011 of the Indenture is hereby amended by deleting the phrase “Sections 1006 to 1010, inclusive,” and replacing it with the phrase “Section 1010”.

ARTICLE 8 AMENDMENTS TO ARTICLE ELEVEN—REDEMPTION OF SECURITIES

Section 8.01. Section 1102 of the Indenture is hereby amended by replacing the number “60” in the second sentence thereof with the word “ten”.

Section 8.02. Section 1104 of the Indenture is hereby amended by replacing the number “30” in the first sentence thereof with the word “three”.

ARTICLE 9 EFFECTIVENESS

Section 9.01. This First Supplemental Indenture shall become a binding agreement between the parties hereto when executed by the parties hereto. The Proposed Amendments set forth herein shall become operative at the time and date at which the Company notifies the Trustee, in its capacity as depositary for the Notes in connection with the Offer and the Consent Solicitation (each as defined in the Statement), that the validly tendered Notes are accepted for purchase pursuant to, and subject to the conditions set forth in, the Statement.

ARTICLE 10 MISCELLANEOUS

Section 10.01. To the extent not expressly deleted pursuant to the amendments set forth in this First Supplemental Indenture, all references to a provision of the Indenture deleted from the Indenture pursuant to this First Supplemental Indenture are hereby deleted.

Section 10.02. Amendments to the Indenture pursuant to this First Supplemental Indenture shall also apply to the Notes.

Section 10.03. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this First Supplemental Indenture.

Section 10.04. All capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Indenture.

Section 10.05. When the Proposed Amendments set forth herein shall become operative as provided in Article 7 above, the terms and conditions of this First Supplemental Indenture shall be part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read together as though they constitute one and the same instrument, except that in case of conflict, the provisions of this First Supplemental Indenture will control.

Section 10.06. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 10.07. All covenants and agreements in this First Supplemental Indenture by the Company or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

Section 10.08. In case any provisions in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.09. Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

Section 10.10. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. One signed copy is enough to prove this First Supplemental Indenture.

Section 10.11. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 10.12. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision of this First Supplemental Indenture or the Indenture or the Notes that is required to be included by the Trust Indenture Act of 1939, as amended, as in force at the date this First Supplemental Indenture is executed, the provision required by said Act shall control.

Section 10.13. All provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as amended and supplemented by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 10.14. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

Section 10.15. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

INTELSAT CORPORATION

By:	/s/ Michael McDonnell
Name:	Michael McDonnell
Title:	Executive Vice President & Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Richard Tarnas
Name:	Richard Tarnas
Title:	Vice President

[Signature Page to First Supplemental Indenture for the 2028 Notes]